SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 23, 2002

333-26943
(Commission File Number)

AMM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	52-2088661 (I.R.S. Employer Identification No.)

2200 S.W. 71st Terrace Davie, FL (Address of Principal Executive Offices)	33317 (Zip Code)

(954)-474-4495
(Registrant’s Telephone Number, Including Area Code)

FORM 8-K OF AMM HOLDINGS, INC.
ITEM 5. OTHER EVENTS
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
AMM SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE
PRESS RELEASE

FORM 8-K
OF
AMM HOLDINGS, INC.

     AMM Holdings, Inc. (“AMM Holdings”), a wholly-owned subsidiary of AMM Holdings LLC, is a holding company that does not have any material operations or assets other than ownership of all the capital stock of Anchor Holdings, Inc. (“Holdings”), which does not have any material operations or assets other than ownership of all the capital stock of Moll Industries, Inc. (f/k/a Anchor Advanced Products, Inc.), a Delaware corporation (the “Company”).

ITEM 5. OTHER EVENTS

AMM Holdings

     On December 3, 2001, AMM Holdings announced that it had commenced a solicitation of consents (the “AMM Solicitation”), relating to AMM Holdings outstanding $68 million principal amount of 13-1/2% Senior Discount Notes due 2009 (the “Discount Notes”), to amend certain covenants (the “AMM Proposed Amendments”) contained in the indenture between AMM Holdings and the trustee relating to the Discount Notes (the “AMM Indenture”). Pursuant to the Consent Solicitation, dated December 3, 2001 (the “Consent Solicitation”), the AMM Solicitation would become effective immediately upon the receipt by AMM Holdings of the requisite consent. The terms of the AMM Solicitation are more fully described in the Consent Solicitation.

     On December 19, 2001, AMM Holdings had received consents with respect to $50,500,000 aggregate principal amount of Discount Notes, representing the consents of the holders of at least a majority in aggregate principal amount of the outstanding Discount Notes. AMM Holdings and the trustee for the Discount Notes have executed and delivered a First Supplemental Indenture relating to the AMM Indenture and effecting the AMM Proposed Amendments (“AMM Supplemental Indenture”). A copy of the AMM Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. Among other things, the Proposed Amendments eliminate AMM Holdings’ obligation to furnish information and reports for public availability. Consequently, AMM Holdings’ intends to file a Form 15 with the Securities and Exchange Commission in order to suspend AMM Holdings’ duty to file reports under section 13 or 15(d) of the Securities Exchange Act of 1934.

Moll Industries, Inc. and Anchor Holdings, Inc.

     The Company has announced the close of its cash tender offer (the “Offer”) and consent solicitation (the “Solicitation”) made with respect to a portion of its outstanding $116.5 million principal amount of 10-1/2% Senior Subordinated Notes due 2008 (the “Notes”) and regarding certain amendments (the “Proposed Amendments”) to the indenture governing the Notes, between the Company and the trustee for the Notes (the “Indenture”). The Offer and the Solicitation expired at 5:00 p.m., New York City time, on Friday, December 28, 2001 (the “Expiration Date”). The settlement in the amount of $6,009,287.50 plus accrued interest was made on Monday, December 31, 2001. The terms of the Offer and the Solicitation are more fully described in the Offer to Purchase and Consent Solicitation, dated September 19, 2001, as amended (the “Offer to Purchase”).

     As of 5:00 p.m. on the Expiration Date, the Company had received tenders with respect to $28,825,000 aggregate principal amount of Notes and had received consents (without a tender) with respect to $68,890,000 aggregate principal amount of Notes, representing the consents of the holders of at least a majority in aggregate principal amount of the outstanding Notes. The Company and the trustee for the Notes have executed and delivered a First Supplemental Indenture relating to the Indenture and effecting the Proposed Amendments. A copy of the Supplemental Indenture is attached hereto as Exhibit 4.2 and is incorporated herein by reference. Among other things, the Proposed Amendments eliminate the Company’s obligation to furnish information and reports for public availability. Consequently, the Company intends to file a Form 15 with the Securities and Exchange Commission in order to suspend the Company’s duty to file reports under section 13 or 15(d) of the Securities Exchange Act of 1934.

     As part of its debt restructuring, the Company has completed an amendment to its existing senior credit facility and obtained a waiver of the default under that facility’s fixed charge coverage covenant. The debt restructuring also includes a new mezzanine multi-draw term debt loan facility in the aggregate principal amount of $33,000,000. The stated maturity of the term loan facility is December 31, 2004. A portion of the proceeds of the new term loan facility was used to fund the Offer and the Solicitation and to fund the January interest payment on the Notes. The Company intends to use the new term loan facility in the future to fund purchases from time to time of the outstanding Notes.

     In mid-December 2001, management of the Company determined that the Company had been under-reporting the amount of Whirlpool material related debits on the Business Credit Consolidation Certificates which the Company submits daily to its senior lenders under its revolving credit facility. This under-reporting had the effect of overstating eligible accounts receivables, and in turn, overstating availability under the Company’s revolving credit facility with its senior lenders. Similarly, availability was overstated in the Form 10-Q filed by the Company for the quarterly period ended September 29, 2001. By December 31st, the total overstatement of receivables in the Business Credit Consolidation Certificates was approximately $5 million. This information was disclosed to the Company’s senior lenders who determined not to declare a default under the existing senior credit facilities as a result of this overstatement. The Company used $5 million of the proceeds of the first drawing under its new term loan facility to pay down the outstanding principal of the revolving loans in order to correspond to the corrected availability and leave some room for additional liquidity.

     The Company continues to evaluate its credit relations and has commenced discussions with other lenders to provide replacement senior credit facilities for its existing senior credit facilities.

     On December 31, 2001, the Company issued a press release relating to the completion of the Offer and the Solicitation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

     Not Applicable.

     (b)  Pro Forma Financial Information.

     Not Applicable.

     (c)  Exhibits

Exhibit No.	Exhibit

4.1	AMM Supplemental Indenture (excluding Exhibits)

4.2	Supplemental Indenture (excluding Exhibits)

99.1	Press Release of the Company, dated December 31, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMM Holdings, Inc.

Date: January 23, 2002	By: /s/ William W. Teeple

William W. Teeple Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	AMM Supplemental Indenture (excluding Exhibits)

4.2	Supplemental Indenture (excluding Exhibits)

99.1	Press Release of the Company, dated December 31, 2001.